Exhibit 99.1

         Albertsons Announces Full Year 2003 and Fourth Quarter Results

                           Full Year Earnings Grow 14%

               Fourth Quarter Results Exceed First Call Consensus

             Q4 Comparable Store Sales Grow Excluding Labor Dispute

BOISE, Idaho, March 9 /PRNewswire-FirstCall/ -- Albertsons Inc.

    (NYSE: ABS) reported fiscal year 2003 net earnings today of $556 million or $1.51 per diluted share, versus $485 million or $1.22 per diluted share in the prior year.

    For the fourth quarter of 2003, the Company reported net earnings of $130 million, or $0.35 per diluted share. Net earnings for the fourth quarter of 2002 were $205 million, or $0.54 per diluted share. The Company estimates that the Southern California labor dispute reduced fourth quarter net earnings by approximately $90 million, driving a reduction in diluted earnings per share of $0.24.

    The Company reported total sales of $8.6 billion for the quarter versus last year's fourth quarter sales of $9.1 billion. The Company estimates that the Southern California labor dispute negatively impacted total sales by approximately $700 million in the fourth quarter. Fiscal 2003 total sales were $35.4 billion versus $35.6 billion in the prior year.

    Total Company comparable store sales for the quarter (including the impact of the labor dispute) declined 6.5% and identical store sales declined 6.8%. Excluding the Southern California stores involved in the labor dispute, total Company comparable store sales for the quarter increased 1.2% and identical store sales increased 0.9%.

    Larry Johnston, Chairman, CEO and President, commented on the results. "2003 was a challenging year that was affected by a recovering US economy, a more competitive marketplace for food and drug retailers as well as a labor dispute of historic proportions. Despite these obstacles, our team outperformed their operating plan and exceeded the First Call Consensus of Industry Analysts for both the fourth quarter and the year, which included analyst estimates of the impact of the labor dispute. This clearly shows that our new marketing plans, supply chain initiatives and cost control programs are continuing to gain traction as we transform the Company."

    Total gross profit for the quarter was $2.4 billion including the impact of the labor dispute, versus $2.6 billion a year ago. Gross profit as a percent of total sales declined 70 basis points for the quarter to 27.80% from 28.50% in the same period of last year. The gross profit rate declined as a result of the labor dispute. The Company estimates that the labor dispute negatively impacted gross profit by $298 million, or 109 basis points.

    During the quarter, selling, general and administrative (SG&A) expenses totaled 24.16% of sales versus 23.91% in the fourth quarter of 2002. The increase was driven by lost sales leverage due to the labor dispute, depreciation, insurance and employee benefit costs.

    The net impact of the labor dispute on SG&A in the fourth quarter was a cost reduction of $154 million, or 18 basis points. The Company received a benefit to SG&A from reduced spending on store labor in Southern California and from an agreement the Company has in place with The Kroger Co. and Safeway Inc. These benefits were partially offset by incremental expenses for labor dispute-related travel, security, legal and other costs.

    In a major cost control program initiated by the Company mid-2001, the Company continued to stay ahead of its schedule to reduce costs by $750 million before the end of 2004. Through the fourth quarter of 2003, $609 million in savings had been achieved.

    The Company has provided estimates of the Southern California labor dispute's impact on fourth quarter results assuming that the Company would have met forecasted targets in Southern California stores involved in the labor dispute. The Company's assumption is based on both pre- and post-labor dispute Company results against forecasted targets. The day before the Southern California labor dispute began, the Company was on track to exceed its forecasted sales and earnings targets for the third quarter of 2003 both in total and for the Southern California stores involved in the labor dispute. In addition, the Company exceeded its planned targets for the fourth quarter of 2003 excluding the Southern California stores involved in the labor dispute. Based on the performance of Southern California stores involved in the labor dispute prior to its start and the subsequent Company-wide performance excluding those stores, the Company believes that had the dispute never occurred, the Southern California stores involved in the labor dispute would have at least met forecasted targets in both the third and fourth quarters of 2003. Adjusted comparable and identical store sales figures include minimal incremental benefits received by drug stores in Southern California.

    Johnston commented on Southern California, "We are very pleased to have this labor dispute behind us. Our Southern California associates were back at work serving customers last Tuesday and our sales have been steadily improving since then. We have launched a very aggressive plan to not only win loyal customers back but also gain new customers. We believe that the launch of our new Loyalty card, outstanding in-store conditions, a unique marketing and merchandising plan coupled with the best associates in the industry will provide the right ingredients to win."

    In 2003, the Company continued its aggressive capital expenditure program, opening a total of 79 new stores and completing 192 remodels. Six of these openings and 29 remodels were completed in the fourth quarter.

    During the quarter, the Company continued to make progress in several areas critical to future success:

     -- Private label product penetration increased by 77 basis points in the quarter, driven largely by the Company's new premium private label line, Essensia.

     -- In the area of technology, the Company continued to aggressively install self-checkout terminals as well as expand its e-commerce offering to include nationwide floral delivery.

     -- The Company experienced a 30% trend improvement in the toy category in stores that had toy sections re-merchandised with new Toys R Us products. Toys R Us merchandise is now available in approximately 1,900 stores.

     -- A new drugstore format named "Renaissance" was launched this quarter following a "store of the future" study by the drug division.

     -- Customer service scores continued to climb as the Company passed the other two national food retailers as measured by the American Customer Satisfaction Index, even with the impact of the Southern California labor dispute.

    These and other initiatives contributed to market share improvement versus traditional competitors as measured by A.C. Nielsen of 10 basis points outside of Southern California.

    In addition, the Company announced several exciting changes in the fourth quarter intended to improve future operating results:

     -- A company-wide Six Sigma program launch was announced. This new program will focus on reducing defects and variations across key processes and programs in every corner of the Company.

     -- On the operations front, the Company announced major leadership and structure changes to strengthen leadership ranks, remove management layers, increase leadership spans and consolidate divisions in order to increase operating efficiency and focus.

     -- Customer service operations were centralized across all company banners through the establishment of a company-wide customer service center in Salt Lake City.

     -- A new price impact division was formed. This will provide the Company the ability to operate both its current traditional format and a price format in the same cities across the U.S.

    With the labor dispute now concluded, the Company has decided to reinstate annual earnings guidance. The Company estimates that earnings for fiscal 2004 will be in a range of $1.30 to $1.40 per diluted share. This forecast includes the known costs of the labor dispute during the first quarter as well as expected costs of recovery in Southern California and investments in Southern California promotions. It also assumes that the current economic and competitive environment continues. Other factors, including any additional labor disputes that may arise in 2004, could cause actual results to differ.

    Albertsons is one of the world's largest food and drug retailers, with annual revenues of over $35 billion. Based in Boise, Idaho, the Company employs more than 200,000 employees and operates over 2,300 retail stores in 31 states across the United States, under banners including Albertsons, Jewel-Osco, Acme, Albertsons-Osco, Albertsons-Sav-on, Sav-on Drugs, Osco Drug, and Super Saver.

    Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted comparable and identical store sales to the most directly comparable GAAP financial measures. We caution investors not to place undue reliance on these non-GAAP financial measures or the statements of expectation regarding fourth quarter results contained in this release as these results and expectations are not necessarily indicative of actual results that would have been achieved had the Southern California labor dispute not occurred.

    Comparable Store Sales Reconciliation

                                       Actual           Labor         Adjusted
                                      Comparable       Dispute       Comparable
                                     Store Sales      Adjustment     Store Sales
     2003 Fourth Quarter                 8,384          (633)(1)       7,751
     2002 Fourth Quarter                 8,967        (1,308)(2)       7,659
     Year to Year Change                  (583)                           92
     2002 Fourth Quarter                 8,967                         7,659
     Comparable Store Sales Percent       (6.5%)                         1.2%


    Identical Store Sales Reconciliation

                                         Actual          Labor        Adjusted
                                       Comparable       Dispute      Comparable
                                       Store Sales    Adjustment     Store Sales
     2003 Fourth Quarter                 8,294          (625)(3)        7,669
     2002 Fourth Quarter                 8,898        (1,295)(4)        7,603
     Year to Year Change                  (604)                            66
     2002 Fourth Quarter                 8,898                          7,603
     Identical Store Sales Percent        (6.8%)                          0.9%

     (1) Represents the change in fourth quarter 2003 comparable sales for Southern California division stores involved in the labor dispute.

     (2) Represents the change in fourth quarter 2002 comparable sales for Southern California division stores involved in the labor dispute.

     (3) Represents the change in fourth quarter 2003 identical sales for Southern California division stores involved in the labor dispute.

     (4) Represents the change in fourth quarter 2002 identical sales for Southern California division stores involved in the labor dispute.

    Certain statements made in this press release, including statements regarding the Company's expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements relate to, among other things, predictions regarding future results of operations; non-GAAP financial measures included in this release; statements of expectation regarding the fourth quarter 2003 results had the labor dispute in Southern California not occurred; investing to increase sales; changes in cash flow; increases in insurance and employee benefit costs; attainment of cost reduction goals; impacts of the Southern California labor dispute; achieving sales increases and increases in comparable and identical sales; opening and remodeling stores; and the Company's five strategic imperatives. These statements are indicated by words or phrases such as "expects," "plans," "believes," "estimate" and "goal." In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information.

    Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to litigation or other claims (including environmental matters); employee benefit costs; the Company's ability to recruit, retain and develop employees; the Company's ability to develop new stores or complete remodels as rapidly as planned; the Company's ability to implement new technology successfully; stability of product costs; the Company's ability to integrate the operations of acquired or merged companies; the Company's ability to execute its restructuring plans; the Company's ability to achieve its five strategic imperatives; and other factors affecting the Company's business in or beyond the Company's control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; changes in the general economy; and changes in interest rates.

    Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

                                ALBERTSONS, INC.
           (Unaudited - Dollars in millions, except per share amounts)

Condensed Consolidated Earnings Statements


                                                                     13 Weeks Ended                          13 Weeks Ended
                                                                    January 29, 2004                        January 30, 2003
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                                          $ 8,650               100.00%         $ 9,107               100.00%
Cost of sales                                                    6,246                72.20            6,512                71.50
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                     2,404                27.80            2,595                28.50
Selling, general and
 administrative expenses                                         2,090                24.16            2,178                23.91
Restructuring charges
 (credits)                                                           1                 0.01               (8)               (0.08)
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                   313                 3.63              425                 4.67
Other (expenses) income:
  Interest, net                                                   (102)               (1.18)            (101)               (1.11)
  Other, net                                                         3                 0.03                1                 0.01
-----------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing
 operations before
 income taxes                                                      214                 2.48              325                 3.57
Income tax expense                                                  84                 0.97              126                 1.37
-----------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing
 operations                                                        130                 1.50              199                 2.20
Discontinued operations:
  Operating loss                                                    --                   --               (1)               (0.01)
  Gain (loss) on disposal                                           --                   --                9                 0.10
  Income tax expense (benefit)                                      --                   --                2                 0.03
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) from
 discontinued operations                                            --                   --                6                 0.06
-----------------------------------------------------------------------------------------------------------------------------------
Earnings before cumulative
 effect of change in
 accounting principle                                               --                   --              205                 2.26
Cumulative effect of
 change in accounting
 principle (net of tax of $60)                                      --                   --               --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                   $   130                 1.50%         $   205                 2.26%
===================================================================================================================================

Earnings (Loss) Per Share:
 Basic
  Continuing operations                                        $  0.35                               $  0.53
  Discontinued operations                                           --                                  0.01
  Cumulative effect of change
   in accounting principle
   (net of tax of $0.15)                                            --                                    --
                                                               -------                               -------
  Net Earnings                                                 $  0.35                               $  0.54
                                                               =======                               =======
 Diluted
  Continuing operations                                        $  0.35                               $  0.53
  Discontinued operations                                           --                                  0.01
  Cumulative effect of change
   in accounting principle
   (net of tax of $0.15)                                            --                                    --
                                                               -------                               -------
  Net Earnings                                                 $  0.35                               $  0.54
                                                               =======                               =======
Weighted Average
  Common Shares Outstanding:

   Basic                                                           368                                   379
   Diluted                                                         370                                   380


                                ALBERTSONS, INC.
           (Unaudited - Dollars in millions, except per share amounts)

Condensed Consolidated Earnings Statements

                                                                    52 Weeks Ended                        52 Weeks Ended
                                                                   January 29, 2004                      January 30, 2003
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                                          $35,436             100.00%           $35,626               100.00%
Cost of sales                                                   25,306                71.41           25,248                70.87
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                    10,130                28.59           10,378                29.13
Selling, general and
 administrative expenses                                         8,822                24.90            8,598                24.13
Restructuring charges
 (credits)                                                         (10)               (0.03)             (37)               (0.10)
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                 1,318                 3.72            1,817                 5.10
Other (expenses) income:
  Interest, net                                                   (409)               (1.15)            (396)               (1.11)
  Other, net                                                        (3)               (0.01)             (16)               (0.04)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing
 operations before
 income taxes                                                      906                 2.56            1,405                 3.94
Income tax expense                                                 350                 0.99              540                 1.51
-----------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing
 operations                                                        556                 1.57              865                 2.43
Discontinued operations:
  Operating loss                                                    --                   --              (50)               (0.14)
  Gain (loss) on disposal                                           --                   --             (379)               (1.06)
  Income tax expense (benefit)                                      --                   --             (143)               (0.40)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) from
 discontinued operations                                            --                   --             (286)               (0.80)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings before cumulative
 effect of change in
 accounting principle                                               --                   --              579                 1.63
Cumulative effect of
 change in accounting
 principle (net of tax of $60)                                      --                   --              (94)               (0.26)
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings                                                   $   556                 1.57%         $   485                 1.36%
===================================================================================================================================

Earnings (Loss) Per Share:
 Basic
  Continuing operations                                        $  1.51                               $  2.18
  Discontinued operations                                           --                                 (0.72)
  Cumulative effect of
   change in accounting
   principle (net of tax
   of $0.15)                                                        --                                 (0.24)
                                                               -------                               -------
  Net Earnings                                                 $  1.51                               $  1.22
                                                               =======                               =======
 Diluted
  Continuing operations                                        $  1.51                               $  2.17
  Discontinued operations                                           --                                 (0.72)
  Cumulative effect of
   change in accounting
   principle (net of tax
   of $0.15)                                                        --                                 (0.23)
                                                               -------                               -------
  Net Earnings                                                 $  1.51                               $  1.22
                                                               =======                               =======

Weighted Average
 Common Shares Outstanding:

  Basic                                                            368                                   397
  Diluted                                                          369                                   399

Percentages may not sum due to rounding differences.


                                ALBERTSONS, INC.
                           (Unaudited - In millions)

Condensed Consolidated Balance Sheet Data

                                              January 29, 2004  January 30, 2003
--------------------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents                       $   289          $   162
  Accounts and notes receivable                       683              647
  Inventories                                       3,035            2,973
  Assets held for sale                                 69              120
  Other current assets                                313              366
--------------------------------------------------------------------------------
    Total Current Assets                            4,389            4,268
Land, buildings and equipment, net                  9,145            9,029
Goodwill and intangibles, net                       1,530            1,613
Other assets                                          300              301
--------------------------------------------------------------------------------
Total Assets                                      $15,364          $15,211
================================================================================
Liabilities and Stockholders' Equity
Current Liabilities:

  Accounts payable                                $ 1,765          $ 2,009
  Current portions of long-term debt
   and capital lease obligations                      520              119
  Other current liabilities                         1,370            1,320
--------------------------------------------------------------------------------
    Total Current Liabilities                       3,655            3,448
Long-term debt                                      4,452            4,950
Capital lease obligations                             352              307
Other long-term liabilities
 and deferred credits                               1,524            1,309
Stockholders' equity                                5,381            5,197
--------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity                             $15,364          $15,211
================================================================================
Total Common Shares
 Outstanding at End of Period                         368              372
                                                  =======          =======


Condensed Consolidated Cash Flow Data

                                              52 Weeks Ended     52 Weeks Ended
                                             January 29, 2004   January 30, 2003
--------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net earnings                                    $   556          $   485
  Adjustments to reconcile net earnings
   to net cash provided by
   operating activities:
    Depreciation and amortization                     969              943
    Net deferred income taxes and
     other noncash charges                            213              115
    Discontinued operations noncash charges            --              365
    Cumulative effect of change in
     accounting principle                              --               94
  Changes in operating assets
   and liabilities                                   (193)              58
--------------------------------------------------------------------------------
    Net cash provided by
     operating activities                           1,545            2,060
--------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Capital expenditures                             (1,094)          (1,359)
  Proceeds from disposal of land,
   buildings and equipment                             72              101
  Proceeds from disposal of assets held
   for sale                                           119              578
  Other                                               (23)              18
--------------------------------------------------------------------------------
    Net cash used in investing activities            (926)            (662)
--------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Cash dividends paid                                (280)            (306)
  Payments on long-term borrowings                   (119)            (143)
  Stock purchases and retirements                    (108)            (862)
  Other                                                15               14
--------------------------------------------------------------------------------
    Net cash used in financing activities            (492)          (1,297)
--------------------------------------------------------------------------------
Net Increase in Cash and Cash Equivalents             127              101
Cash and Cash Equivalents
 at Beginning of Period                               162               61
--------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period        $   289          $   162
================================================================================


SOURCE  Albertsons Inc.

    -0-                             03/09/2004

    /CONTACT: media, Albertsons Public Affairs, +1-208-395-6392, or analysts, Nick Kormeluk, +1-208-395-6622, both of Albertsons, Inc./

    /First Call Analyst: /
    /FCMN Contact: /

    (ABS)

CO: Albertsons Inc.

ST: Idaho

IN: REA SUP FOD
SU: ERN